QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 29, 2004

Registration No. 333-108856

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 3
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEKTAR THERAPEUTICS
(Exact name of registrant as specified in its charter)

Delaware	94-3134940
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 Industrial Road
San Carlos, California 94070
(650) 631-3100
(Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

Ajit S. Gill
Chief Executive Officer, President and Director
Nektar Therapeutics
150 Industrial Road
San Carlos, CA 94070
(650) 631-3100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mark P. Tanoury, Esq.
John M. Geschke, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
(650) 843-5000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Subject to Completion, Dated June 29, 2004

PROSPECTUS

NEKTAR THERAPEUTICS

9,764,048 Shares of Common Stock

        We issued $110,000,000 principal amount of our 3% Convertible Subordinated Notes due June 30, 2010 in a private offering in June 2003. In March 2004, we called for the full redemption of all such convertible subordinated notes under the terms described in such notes. Prior to the redemption date, all of the outstanding notes were converted into common stock in accordance with the terms of the notes, resulting in the issuance of 9,691,629 shares of our common stock. This prospectus relates to the sale of the shares of our common stock issued upon conversion of such notes. This prospectus also relates to the sale by AFAC Equity, L.P. of up to 72,419 shares of our common stock acquired by them from us in a private placement. The selling security holders may sell the common stock covered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

        Our common stock trades on the Nasdaq National Market under the symbol "NKTR." The last reported sale price on June 28, 2004 was $19.10 per share.

        Investing in our common stock offered by this prospectus involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June     , 2004.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS OR THE REGISTRATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, AND THE INFORMATION IN THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SPEAKS ONLY AS OF THE RESPECTIVE DATES THOSE DOCUMENTS WERE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under "Where You Can Find More Information."

SUMMARY

        This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all the information that is important to you. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and the documents incorporated and deemed to be incorporated by reference into this prospectus, including the financial statements and related notes, identified under "Where You Can Find More Information" before making an investment decision.

Nektar Therapeutics

        Nektar Therapeutics is in the business of improving therapeutics through improved drug delivery. Each of our three technology platforms has the ability to enhance therapeutics based on the technology and the particular application of the technology.

        We are working to become one of the world's leading drug delivery products based companies by providing a portfolio of technologies and expertise that is intended to enable us and our pharmaceutical and biotechnology partners to improve drug performance throughout the drug development process.

        Our mission is to provide drug delivery technologies that enable the development and manufacture of superior therapeutics that make a difference in patients' lives. Primarily, we want to partner with pharmaceutical and biotechnology companies seeking to improve and differentiate their marketed products as well as the products in their pipelines. In addition to our partner-funded programs, we have started applying our technologies independently through internal early-stage product development efforts.

        Our technologies are designed to improve either the performance of a drug molecule (e.g., bioavailability, safety, efficacy, stability, targeting, etc.) or how the drug is delivered (e.g., enabling new dosage form or delivery profile that improves how the therapeutic can treat patients). We currently have three technology platforms:

  •
  Nektar Advanced PEGylation Technology—using advanced PEGylation (covalent chemical attachment of polyethylene glycol, or PEG, chains to drug substances) and PEG-based delivery systems to enhance the efficacy and performance of several drug classes, including macromolecules such as peptides and proteins, smaller sized molecular compounds and other drugs. Nektar Advanced PEGylation Technology has been approved for use in five products in the U.S. and in another product approved only in Europe.

  •
  Nektar Pulmonary Technology—using our pulmonary expertise in drug formulation and inhalers for systemic and local lung therapies. Nektar Pulmonary Technology is focused on the formulation of molecules and delivery devices for inhalation. Through this technology we are working to improve or enable drug delivery and improve therapeutic outcomes for large and small molecules for systemic and local lung therapies.

  •
  Nektar Supercritical Fluid Technology—using a single step particle formulation process that is intended to yield consistent powder particles that can be incorporated into a final dosage form such as tablets or capsules. Nektar Supercritical Fluid Technology uses proprietary particle engineering methods designed to develop drug formulations to obtain precision and consistency in particle formulation or to develop beneficial new formulations, including taste-masking of products and improving the bioavailability of products.

        Our strategy is to enable our pharmaceutical and biotechnology partners' drugs through partner-funded programs, and to selectively fund internal early-stage proprietary products with a view to finding a pharmaceutical or biotechnology company partner prior to late stage clinical development. Our goal is to leverage our technology investments over a large pipeline that allows us to realize value by advancing our partners' and our proprietary products. As we identify the technologies and markets in which we see opportunities to establish leadership positions, we intend to continue to develop or acquire technologies intended to capitalize on such opportunities.

        We currently have collaborations ongoing with more than 25 biotechnology and pharmaceutical companies, of which 21 are announced. Our product pipeline includes 5 products approved in the United States, 1 additional product approved in Europe, 4 products in Phase III trials, and 12 products in Phase I and Phase II trials.

The Offering

        This prospectus relates to the sale by certain security holders of shares of common stock issued upon conversion of our 3% Convertible Subordinated Notes due June 30, 2010 and to the sale by AFAC Equity, L.P. of up to 72,419 shares of our common stock.

        We will not receive any proceeds from the sale by the selling securityholders of the shares of common stock covered by this prospectus.

The Common Stock

        The following is a brief summary of the terms of the common stock offered for resale by the selling securityholders by this prospectus. For a more complete description of the terms of our common stock, see "Description of Capital Stock" in this prospectus.

        In 2002, we issued shares of our common stock to AFAC Equity L.P., an affiliated partnership of McKinsey & Company, Inc. United States ("McKinsey"), in connection with certain consulting services provided to us by McKinsey during 2002. In 2004, we issued shares of common stock to certain securityholders upon conversion of our 3% Convertible Subordinated Notes due June 30, 2010.

        Under the terms of registration rights agreements that we entered into in connection with the sale or issuance of common stock to the selling securityholders, we have filed a shelf registration statement under the Securities Act of 1933 relating to the resale of the shares of common stock purchased by or issued to the selling securityholders. This prospectus constitutes a part of that registration statement. We filed the shelf registration statement to permit the resale of the common stock, and investors who purchase shares of common stock from the selling securityholders in this offering will not be entitled to any registration rights under the registration rights agreements. In addition, under the registration rights agreements, the selling securityholders may be required to discontinue the sale or other disposition of the common stock pursuant to the shelf registration statement and to discontinue the use of this prospectus under certain circumstances specified in the registration rights agreements.

Risk Factors

        See "Risk Factors" and other information included and incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

        An investment in the securities offered by this prospectus supplement involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus before deciding to purchase the shares of common stock offered by this prospectus. Any of the following factors could materially and adversely affect our business, operating results or financial condition. In that case, the market price of our common stock could decline and you may lose part or all of your investment.

Risks Relating to Our Business

If our collaborative partners that we depend on to obtain regulatory approvals and commercialization of our products are not successful, or if such collaborations fail, then our product development or commercialization of our products may be delayed or unsuccessful.

        Because we are in the business of developing technology for improving drug formulations and methods for drug delivery, and licensing these technologies to companies that make and sell drugs, we do not have the people and other resources to do the following things:

  •
  synthesize active pharmaceutical ingredients to be used as medicines;

  •
  design and conduct large scale clinical studies;

  •
  prepare and file documents necessary to obtain government approval to sell a given drug product; or

  •
  market and sell our products when and if they are approved.

        When we sign a collaborative development agreement or license agreement to develop a product with a drug or biotechnology company, the drug or biotechnology company agrees to do some or all of the things described above.

        Reliance on collaborative relationships poses a number of risks, including:

  •
  the potential inability to control whether and the extent to which our collaborative partners will devote sufficient resources to our programs or products;

  •
  disputes which may arise in the future with respect to the ownership of rights to technology and/or intellectual property developed with collaborative partners;

  •
  disagreements with collaborative partners which could lead to delays in or termination of the research, development or commercialization of product candidates, or result in litigation or arbitration;

  •
  the potential for contracts with our collaborative partners to fail to provide significant protection or to be effectively enforced if one of these partners fails to perform. Collaborative partners have considerable discretion in electing whether to pursue the development of any additional products and may pursue alternative technologies or products either on their own or in collaboration with our competitors;

  •
  the potential for collaborative partners with marketing rights to choose to devote fewer resources to the marketing of our products than they do to products of their own development;

  •
  risks related to the ability of our collaborative partners to pay us; and

  •
  the potential for collaborative partners to terminate their agreements with us unilaterally for any or no reason.

        Given these risks, there is a great deal of uncertainty regarding the success of our current and future collaborative efforts.

        We have entered into collaborations in the past that have been subsequently terminated. If other collaborations are suspended or terminated, our ability to commercialize certain of our other proposed products could also be negatively impacted. If these efforts fail, our product development or commercialization of products could be delayed and our financial position and results of operations would be significantly harmed.

If Pfizer does not file an NDA for approval of Exubera® in the U.S., if the FDA does not timely approve any NDA for Exubera®, if the European Medicines Evaluation Agency ("EMEA") does not timely approve a marketing authorization application for Exubera®, or if our collaboration with Pfizer is discontinued prior to the commercial launch of Exubera®, then our financial position and results of operations will be significantly harmed.

        We are developing with Pfizer an inhaleable version of insulin, Exubera®, for the treatment of Type 1 and Type 2 diabetes that will be administered using our Pulmonary Technology. Exubera® is currently in extended Phase III clinical trials. We currently depend on Pfizer as the source of a significant portion of our revenues. For the three-month periods ended March 31, 2004 and 2003, revenue from Pfizer accounted for 59% and 54% of our revenue, respectively. In March 2004, Pfizer and Aventis announced that the EMEA has accepted the filing of a marketing authorization application for Exubera®. However, there can be no assurance that Exubera® will be approved for marketing and/or commercial use in the European Union ("E.U."). Delays in the filing of an Exubera® NDA will result in a delay in marketing approval in the U.S., and there can be no assurance that even if the NDA submission is filed, Exubera® will be approved for marketing and commercial use in the U.S. Among the factors that may delay the filing or approval of the NDA, the approval by the EMEA to market Exubera® in the E.U., or the commercial launch of Exubera® in the U.S. or the E.U., or that may impact a decision to proceed at all with respect to any of the foregoing, are the following:

  •
  Pfizer is currently conducting studies to generate controlled long-term safety data with respect to Exubera®, in particular its effect on lung function, and the results of the studies may impact the filing of regulatory submissions or regulatory approvals.

  •
  Pfizer and its partner, Aventis, have been working with the FDA to determine the appropriate timing for submission of the Exubera® NDA in the U.S. The results of any discussions with the FDA with respect to the requirements for and timing of the submission of an NDA may impact the filing or approval of the NDA.

  •
  We may experience difficulties with respect to the processing of the dry powder formulation of inhaleable insulin, and the filling and packaging of the inhaleable insulin powder for Exubera®. We may not be able to transfer the filling and packaging technology to Pfizer for the large-scale commercial production of Exubera®.

  •
  We, with our contract manufacturers, may experience difficulties with respect to the production of the pulmonary inhaler device for Exubera®, including the design, scale up and automation of the commercial manufacture of the pulmonary inhaler device for Exubera®, and any such difficulties may delay the filing and approval of the NDA or the approval to market in the E.U. Our contract manufacturers may also experience difficulties with respect to manufacturing the device in high volumes for commercial use.

  •
  Pfizer may elect for marketing or other reasons, to delay or not proceed with the filing of regulatory submissions for Exubera®, or if approved following any such filing, the commercial launch of Exubera®.

        The determination as to whether or when an NDA is filed with respect to Exubera® will be made by Pfizer in its discretion. If the filing or approval of the NDA is substantially delayed beyond the internal estimates we have made for purposes of budgeting and resource allocation, we may not have the financial ability to continue supporting the Exubera® program or be able to meet our contractual obligations relating to the commercial launch of Exubera®. In the event of any such delay, we may also elect to divert resources away from Exubera® related activities or otherwise reduce our activities relating to the Exubera® program. Any material delay in the filing for regulatory approval or material delay in receiving regulatory approval (which in some countries includes pricing approval), or failure to receive regulatory approval for Exubera® at all, would affect our contract research revenue from Pfizer, may result in the payment by us of substantial reimbursements to the contract manufacturers of our proprietary inhaler device with respect to the capital they have deployed in support of such activity, and would significantly harm our financial position and results of operations. Furthermore, should the collaboration with Pfizer be discontinued, our financial position and results of operations may be substantially harmed.

If we fail to establish future successful collaborative relationships, then our financial results may suffer and our product development efforts may be delayed or unsuccessful.

        We intend to seek future collaborative relationships with pharmaceutical and biotechnology partners to fund some of our research and development expenses and to develop and commercialize potential products. Further, we anticipate that the timing of drug development programs under existing collaborative agreements with our partners will continue to affect our revenues from such agreements. We may not be able to negotiate acceptable collaborative arrangements in the future, and any arrangements we do negotiate may not be successful. If we fail to establish additional collaborative relationships, we will be required to undertake research, development, marketing, and manufacturing of our proposed products at our own expense or discontinue or reduce these activities.

If we are unable to establish successful collaborative relationships for our early-stage proprietary product development, then our financial results may suffer and our product development efforts may be delayed or unsuccessful.

        We intend to seek future collaborative relationships with pharmaceutical and biotechnology partners to fund some clinical trials and other development expenses associated with the development and commercialization of products developed through our Proprietary Products Group. We may not be able to negotiate acceptable collaborative arrangements in the future with respect to these products, and any arrangements we do negotiate may not be successful. If we fail to establish these collaborative relationships, we will have expended significant funds of our own in developing these products, and not get a return on our investment. We may then be required to undertake further development, marketing, and manufacturing of these products at our own expense or discontinue or reduce these activities altogether. As a result, failure to establish successful collaborative relationships for these products with pharmaceutical and biotechnology partners will cause our financial results to suffer and could delay or terminate the development of such products.

If our drug delivery technologies are not commercially feasible, then our revenues and results of operations will be impacted negatively.

        We are in an early stage of development with respect to many of our products. There is a risk that our technologies will not be commercially feasible. Even if our technologies are commercially feasible, they may not be commercially accepted across a range of large and small molecule drugs. We have tested 13 drug formulations based on our Pulmonary Technology in humans. None of the products using our Pulmonary Technology has been approved for marketing; Exubera® is in Phase III in the U.S., and Pfizer and Aventis have filed a marketing authorization application for Exubera® with the

EMEA; and some other products are in Phase I clinical trials. Our Advanced PEGylation Technology has been incorporated in five products that the FDA has approved for marketing and one additional product approved in Europe, and 10 others are in clinical trials. Our Supercritical Fluid Technology is also primarily in an early stage of feasibility. Our potential products require extensive research, development and preclinical and clinical testing. Our potential products also may involve lengthy regulatory reviews and require regulatory approval before they can be sold. We do not know if, and cannot provide assurance that, any of our potential products will prove to be safe and effective, accomplish the objectives that we and our collaborative partners are seeking through the use of our technologies, meet regulatory standards or continue to meet such standards if already approved. There is a risk that we, and our collaborative partners, may not be able to produce any of our potential products in commercial quantities at acceptable costs, or market them successfully. Failure to achieve commercial feasibility, demonstrate safety, achieve clinical efficacy, obtain regulatory approval or, together with partners, successfully market products will negatively impact our revenues and results of operations.

If our research and development efforts are delayed or unsuccessful, then we will experience delay or be unsuccessful in having our products commercialized, and our business will suffer.

        Except for products using our Advanced PEGylation Technology that have already been approved by the FDA or other regulatory agencies, our product candidates are still in research and development, including preclinical testing and clinical trials. Preclinical testing and clinical trials are long, expensive and uncertain processes. It may take us, or our collaborators several years to complete this testing, and failure can occur at any stage in the process. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later stage clinical trials, even after promising results in earlier trials.

        Any clinical trial may fail to produce results satisfactory to us, our collaborative partners or the FDA. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval or commercialization. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. We typically rely on collaborative partners and third-party clinical investigators to conduct clinical trials of our products and, as a result, we may face additional delaying factors outside our control.

        We do not know if any of our research and development efforts, including preclinical testing or clinical trials will adhere to our planned schedules or be completed on a timely basis or at all. Typically, there is a high rate of attrition for product candidates in preclinical and clinical trials.

If our drug delivery technologies do not satisfy certain basic feasibility requirements such as total system efficiency, then our products may not be competitive.

        We may not be able to achieve the total system efficiency for products based on our Pulmonary Technology that is needed to be competitive with alternative routes of delivery or formulation technologies. We determine total system efficiency by the amount of drug loss during manufacture, in the delivery system, and in reaching the ultimate site at which the drug exhibits its activity. We would not consider a drug to be a good candidate for development and commercialization using our Pulmonary Technology if drug loss is excessive at any one stage or cumulatively in the manufacturing and delivery process.

        Our ability to efficiently attach PEG polymer chains to a drug molecule is the initial screen for determining whether drug formulations using our Advanced PEGylation Technology are commercially feasible. We would not consider a drug formulation to be a good candidate for development and commercialization using our Advanced PEGylation Technology if we could not efficiently attach a PEG polymer chain to such drug without destroying or impairing the drug's activity.

        For our Supercritical Fluid Technology, solubility characteristics of a drug and the solvents, which may be incorporated in the manufacturing process, provide the initial screen for whether drug formulations using this technology are commercially feasible. We would not consider a drug to be a good candidate for this technology if its solubility characteristics were such that the application of our technology results in very low efficiency in manufacturing of drug powders.

If our drug formulations are not stable, then we will not be able to develop or commercialize products.

        We may not be able to identify and produce powdered or other formulations of drugs that retain the physical and chemical properties needed to work effectively with our inhaler devices for deep lung delivery using our Pulmonary Technology, or through other methods of drug delivery using our Advanced PEGylation or Supercritical Fluid Technology. Formulation stability is the physical and chemical stability of the drug over time and under various storage, shipping and usage conditions. Formulation stability will vary with each drug formulation and the type and amount of ingredients that are used in the formulation. Since our drug formulation technology is new and largely unproven, we do not know if our drug formulations will retain the needed physical and chemical properties and performance of the drugs. Problems with formulated drug powder stability in particular would negatively impact our ability to develop products based on our Pulmonary Technology or Supercritical Fluid Technology, or obtain regulatory approval for or market such products.

If our drug delivery technologies are not safe, then regulatory approval of our products may not be obtained, or our products may not be developed or marketed.

        We, or our collaborative partners, may not be able to prove that potential products using our drug delivery technologies are safe. Our products require lengthy laboratory, animal and human testing. Many of our products are in preclinical testing or the early stage of human testing. Since many of our products are in an early stage of testing and have not completed clinical trials, we cannot be certain that these products, and our technology that developed these products, are safe or will not produce unacceptable adverse side effects. The safety of our formulations will vary with each drug and the ingredients used in our formulation. If any product is found not to be safe, the product will not be approved for marketing or commercialization.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

        The manufacture, testing, marketing and sale of medical products entail an inherent risk of product liability. If product liability costs exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

If the products using our Pulmonary Technology do not provide consistent doses of medicine, then we will not be able to develop, and our partners will not be able to obtain regulatory approval for and commercialize products.

        We may not be able to provide reproducible dosing of stable formulations of drug compounds. Reproducible dosing is the ability to deliver a consistent and predictable amount of drug into the bloodstream over time both for a single patient and across patient groups. Reproducible dosing of drugs based on our Pulmonary Technology requires the development of:

  •
  an inhalation or other device that consistently delivers predictable amounts of dry powder to the deep lung;

  •
  accurate unit dose packaging of dry powder; and

  •
  moisture resistant packaging.

        Since our Pulmonary Technology is still in development and is yet to be used in commercialized products, we cannot be certain that we will be able to develop reproducible dosing of any potential product. The failure to do so would mean that we would not consider such a product a good candidate for development and commercialization.

If we or our partners do not obtain regulatory approval for our products on a timely basis, then our revenues and results of operations may be affected negatively.

        There is a risk that we, or our partners, will not obtain regulatory approval (which in some countries includes pricing approval) for our unapproved products on a timely basis, or at all. Our unapproved products must undergo rigorous animal and human testing and an extensive FDA mandated or equivalent foreign authorities' review process. This process generally takes a number of years and requires the expenditure of substantial resources. The time required for completing such testing and obtaining such approvals is uncertain. The FDA and other U.S. and foreign regulatory agencies also have substantial discretion to terminate clinical trials, require additional testing, delay or withhold registration and marketing approval and mandate product withdrawals including recalls. The FDA has approved for marketing five products using our Advanced PEGylation Technology for specific uses in the United States. Further, another product using our Advanced PEGylation Technology has been approved in Europe. Even though our partners have obtained regulatory approval for some of our products, these products and our manufacturing processes are subject to continued review by the FDA and other regulatory authorities. Even if our partners receive regulatory approval of a product, the approval may limit the indicated uses for which our partners may market the product. In addition, our partners' marketed products, our manufacturing facilities and we, as the manufacturer in certain instances, will be subject to continual review and periodic inspections. Later discovery from such review and inspection of previously unknown problems may result in restrictions on our partners' products or on us, including withdrawal of our partners' products from the market. The failure to obtain timely regulatory approval of our partners' products, any product marketing limitations or a product withdrawal would negatively impact our revenues and results of operations.

        In addition, we may encounter delays or rejections based upon changes in FDA regulations or policies, including policies relating to current good manufacturing practice compliance, or "cGMP," during the period of product development. We may encounter similar delays in other countries.

If our technologies cannot be integrated successfully to bring products to market, then our ability to develop, and our partners' ability to obtain approval or market our products, may be delayed or unsuccessful.

        We may not be able to integrate all of the relevant technologies to provide complete drug delivery and formulation systems. In particular, our development of drugs based on our Pulmonary Technology relies upon the following several different but related technologies:

  •
  dry powder formulations;

  •
  dry powder processing technology;

  •
  dry powder packaging technology; and

  •
  deep lung delivery devices.

        Our other technologies may face similar challenges relating to the integration of drug formulation, processing, packaging and delivery device technologies. At the same time we must:

  •
  establish collaborations with partners;

  •
  perform laboratory and pre-clinical testing of potential products; and

  •
  scale-up our manufacturing processes.

        We must accomplish all of these steps without delaying any aspect of technology development. Any delay in one component of product or business development could delay our ability to develop, and our partners' ability to obtain approval or market products using our delivery and formulation technologies.

If we are not able to manufacture our products in commercially feasible quantities or at commercially feasible costs, then our products will not be successfully commercialized.

Nektar Advanced PEGylation Technology and Supercritical Fluid Technology

        Except for the five approved products and the one additional product approved in Europe incorporating our Advanced PEGylation Technology, all of the drug formulations which incorporate our Advanced PEGylation Technology and Supercritical Fluid Technology are in various stages of feasibility testing or human clinical trials. We are currently expanding our Advanced PEGylation Technology manufacturing capacity and anticipate having to add additional Supercritical Fluid Technology manufacturing capacity. If we are not able to scale-up to large clinical trials or commercial manufacturing for products incorporating either of these technologies in a timely manner or at a commercially reasonable cost, we risk not meeting our customers' supply requirements or our contractual obligations. Our failure to solve any of these problems could delay or prevent late stage clinical testing and commercialization of our products and could negatively impact our revenues and results of operations.

Nektar Pulmonary Technology

        Except for the one product incorporating our Pulmonary Technology that has been filed for approval in Europe, all of the drug formulations, which incorporate our Pulmonary Technology, are in various stages of human clinical trials or feasibility testing.

        Powder Processing.    We have no experience manufacturing powder products for commercial purposes. With respect to drugs based on our Pulmonary Technology, we have only performed powder processing on the scale needed for testing formulations, and for early stage and larger clinical trials. We may encounter manufacturing and control problems as we attempt to scale-up powder processing facilities. We may not be able to achieve such scale-up in a timely manner or at a commercially reasonable cost, if at all, and the powder processing system we implement may not be applicable for other drugs. Our failure to solve any of these problems could delay or prevent some late stage clinical testing and commercialization of our products and could negatively impact our revenues and results of operations.

        To date, we rely primarily on two particular methods of powder processing. There is a risk that these technologies will not work with all drugs or that the cost of drug production with this processing will preclude the commercial viability of certain drugs. Additionally, there is a risk that any alternative powder processing methods we may pursue will not be commercially practical for aerosol drugs or that we will not have, or be able to acquire the rights to use, such alternative methods.

        Powder Packaging.    Our fine particle powders and small quantity packaging utilized for drugs based on our Pulmonary Technology require special handling. We have designed and qualified automated filling equipment for small and moderate quantity packaging of fine powders. We face significant technical challenges in scaling-up an automated filling system that can handle the small dose and particle sizes of our powders in commercial quantities. There is a risk that we will not be able to scale-up our automated filling equipment in a timely manner or at commercially reasonable costs. Any failure or delay in such scale-up would delay product development or bar commercialization of products based on our Pulmonary Technology and would negatively impact our revenues and results of operations.

        There can be no assurance we will be able to manufacture products on our autofiller system in a timely manner or at a commercially reasonable cost; any delay or failure in further developing such technology would delay product development or inhibit commercialization of our products and would have a materially adverse effect on us.

        Nektar Pulmonary Inhaler Device.    We face many technical challenges in developing our pulmonary inhaler device to work with a broad range of drugs, to produce such devices in sufficient quantities, and to adapt the devices to different powder formulations. Our pulmonary inhaler device being used with Exubera® is still in clinical testing. Additional design and development work may be required to optimize the device for regulatory approval, field reliability, or other issues that may be important to its commercial success.

        Additional design and development work may lead to a delay in regulatory approval and delay efforts to seek regulatory approval for any product that incorporates the device or the time the device could be ready for commercial launch. In addition, we are attempting to develop a smaller inhaler device, which presents particular technical challenges. There is a risk that we will not successfully achieve any of these challenges. Our failure to overcome any of these challenges would negatively impact our revenues and results of operations.

        For late stage clinical trials and initial commercial production, we intend to use one or more contract manufacturers to produce our pulmonary inhaler devices. There is a risk that we will not be able to maintain arrangements with our contract manufacturers on commercially acceptable terms or at all, or effectively scale-up production of our pulmonary inhaler devices through contract manufacturers. Our failure to do so would negatively impact our revenues and results of operations. Dependence on third parties for the manufacture of our pulmonary inhaler devices and their supply chain may adversely affect our cost of goods and ability to develop and commercialize products on a timely or competitive basis. Because our manufacturing processes and those of our contract manufacturers are very complex and subject to lengthy governmental approval processes, alternative qualified production sources or capacity may not be available on a timely basis or at all. Disruptions or delays in our manufacturing processes or those of our contract manufacturers for existing or new products could result in increased costs, loss of revenues or market share, or damage to our reputation.

        There is no assurance that devices designed by us and built by contract manufacturers will be approved or will meet approval requirements on a timely basis or at all, or that any of our device development will be successful or commercially viable.

If Pfizer is not able to fill the bulk drug powders for Exubera® in commercially feasible quantities, then Exubera® will not be successfully commercialized and would negatively impact our revenues and results of operations.

        We have developed a high capacity automated filling unit capable of filling blisters on a production scale for moderate and large volume products using our Pulmonary Technology. The technology for the high capacity automated filling unit has been transferred to Pfizer who will have the responsibility of packaging and filling the bulk drug powders for Exubera®. There are significant technical challenges in scaling-up an automated filling system that can handle the small dose and particle sizes of our powders in commercial quantities. In addition, there is the additional risk that Pfizer has no backup manufacturing facility for this process. Any failure or delay in the manufacturing facility or process would delay product development or bar commercialization of Exubera® and would negatively impact our revenues and results of operations.

If we are not able to manufacture our dry powder inhaler device in commercially feasible quantities or at commercially feasible costs, then our Pulmonary Technology products may not be successfully commercialized.

        In addition to our inhaler device being used with Exubera®, we are developing a breath actuated compact dry powder inhaler device ("DPI"). We are developing the DPI device to be appropriate for the delivery of either large or small molecules for short-term use. We face many unique technical challenges in developing the DPI device to work with a broad range of drugs, producing the DPI device in sufficient quantities and adapting the DPI device to different powder formulations. Our DPI device is still in clinical testing and production scale-up work is ongoing. Further design and development will be required to obtain regulatory approval for the DPI device, enable commercial manufacturing, insure field reliability or manage other issues that may be important to its commercial success. Such additional design and development work may lead to a delay in efforts to seek regulatory approval for any product that incorporates the DPI device, or could delay the timeframe within which the device could be ready for commercial launch. There is a risk that we will not successfully achieve any of these challenges. Our failure to overcome any of these challenges would negatively impact our revenues and results of operations.

We depend on sole or exclusive suppliers for our pulmonary inhaler devices, bulk active pharmaceutical ingredients and PEG polymer chains and if such suppliers fail to supply when required, then our product development efforts may be delayed or unsuccessful and our commercial supply obligations may be compromised.

        We agreed to subcontract the manufacture of our pulmonary inhaler devices used with Exubera® before commercial production. We have identified contract manufacturers that we believe have the technical capabilities and production capacity to manufacture such device and which can meet the requirements of cGMP. We are not certain that we will be able to maintain satisfactory contract manufacturing on commercially acceptable terms, if at all. Our failure to maintain ongoing commercial relationships with our existing contract manufacturers may subject us to significant reimbursement obligations upon termination of such relationships. Our dependence on third parties for the manufacture of our pulmonary inhaler devices may negatively impact our cost of goods and our ability to develop and commercialize products based on our Pulmonary Technology on a timely and competitive basis.

        For the most part, we obtain the bulk active pharmaceutical ingredients we use to manufacture products using our technologies from sole or exclusive sources of supply. For example, with respect to our source of bulk insulin, we have entered into a collaborative agreement with Pfizer that has, in turn, entered into an agreement with Aventis to manufacture regular human insulin. Under the terms of their agreement, Pfizer and Aventis agreed to construct a jointly owned manufacturing plant in Frankfurt, Germany. Until needed, Pfizer will provide us with insulin from Aventis's existing plant. We have also entered into an agreement with one supplier for the supply of PEG polymer chains we use in our products that incorporate our Advanced PEGylation Technology. NOF Corporation is our sole supplier of pharmaceutical grade PEGylation materials pursuant to an agreement.

        If our sole or exclusive source suppliers fail to provide either active pharmaceutical ingredients or PEGylation materials in sufficient quantities when required, our revenues and results of operations will be negatively impacted.

If the market does not accept products using our drug delivery technologies, then our revenues and results of operations will be adversely affected.

        The commercial success of our potential products depends upon market acceptance by health care providers, third-party payors like health insurance companies and Medicare and patients. Our products under development use new drug delivery technologies and there is a risk that the market will not accept our potential products. Market acceptance will depend on many factors, including:

  •
  the safety and efficacy of products demonstrated in clinical trials;

  •
  favorable regulatory approval and product labeling;

  •
  the frequency of product use;

  •
  the ease of product use;

  •
  the availability of third-party reimbursement;

  •
  the availability of alternative technologies; and

  •
  the price of our products relative to alternative technologies.

        There is a risk that health care providers, patients or third-party payors will not accept products using our drug delivery and formulation technologies. If the market does not accept our potential products, our revenues and results of operations would be significantly and negatively impacted.

If our products are not cost effective, then government and private insurance plans may not pay for them and our products may not be widely accepted, which will adversely affect our revenues and results of operations.

        In both domestic and foreign markets, sales of our products under development will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. In addition, such third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Legislation and regulations affecting the pricing of pharmaceuticals may change before regulatory agencies approve our proposed products for marketing. Adoption of such legislation and regulations could further limit reimbursement for medical products. A government or third-party payor decision not to provide adequate coverage and reimbursements for our products would limit market acceptance of such products.

If our competitors develop and sell better drug delivery and formulation technologies, then our products or technologies may be uncompetitive or obsolete and our revenues and results of operations will be adversely affected.

        We are aware of other companies engaged in developing and commercializing drug delivery and formulation technologies similar to our technologies. Some of our competitors with regard to our Pulmonary Technology include AeroGen, Inc., Alkermes, Inc., Aradigm Corporation, and MannKind. AeroGen and Aradigm are each developing liquid drug delivery systems, and Alkermes is working on a dry powder delivery system. Our competitors with regard to our Advanced PEGylation Technology include Valentis, Inc., Mountain View Pharmaceuticals, Inc. and SunBio PEG-SHOP, as well as several pharmaceutical and biotechnology companies with in-house PEGylation expertise. Some of our competitors with regard to our Supercritical Fluid Technology include Alkermes, Battelle Memorial Institute, Ethypharm SA, Ferro Corp., Lavipharm SA and RxKinetics. Some of these companies license or provide the technology to other companies, while others are developing the technology for internal use. Many of these companies have greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than we do and represent significant competition for us. Acquisitions of or collaborations with competing drug delivery companies by large pharmaceutical or biotechnology companies could enhance our competitors' financial, marketing and other resources. Accordingly, our competitors may succeed in developing competing technologies, obtaining regulatory approval for products or gaining market acceptance before us. Developments by others could make our products or technologies uncompetitive or obsolete. Our competitors may introduce products or processes competitive with or superior to our products or processes.

If any of our patents are invalid or pending patents do not issue or following issuance are deemed not valid, then we may lose key intellectual property right protection. If our products infringe on third-party's rights, then we will suffer adverse effects on our ability to develop and commercialize products as well as our revenues and results of operations.

        We have filed patent applications covering certain aspects of our inhalation devices, powder processing technology, powder formulations and deep lung route of delivery for certain molecules as well as for our Advanced PEGylation and Supercritical Fluid Technology, and we plan to file additional patent applications. As of March 31, 2004, we had 686 issued U.S. and foreign patents that cover certain aspects of our technologies and we have a number of patent applications pending. There is a risk that many of the patents applied for will not issue, or that any patents that issue or have issued will not be held valid and enforceable. Enforcing our patent rights would be time consuming and costly.

        Our access or our partners' access to the drugs to be formulated using our technologies will affect our ability to develop and commercialize our technologies. Many drugs, including powder formulations of certain drugs that are presently under development by us, and our drug formulation technologies are subject to issued and pending U.S. and foreign patents that may be owned by competitors. We know that there are issued patents and pending patent applications relating to the formulation and delivery of large and small molecule drugs, including several for which we are developing formulations using our various technologies. This situation is highly complex, and the ability of any one company, including us, to commercialize a particular drug is unpredictable.

        We intend generally to rely on the ability of our partners to provide access to the drugs that we formulate for deep lung and other forms of delivery. There is a risk that our partners will not be able to provide access to such drug candidates. Even if our partners provide such access, there is a risk that third parties will accuse, and possibly a court or a governmental agency will determine, our partners or us to be infringing a third-party's patent rights, and we will be prohibited from working with the drug or be found liable for damages that may not be subject to indemnification, or we may choose to pay such third party royalties under a license to such patent rights. Any such restriction on access to drug candidates, liability for damages or payment of royalties would negatively impact our revenues and results of operations.

We may incur material litigation costs, which may adversely affect our business and results of operations.

        From time to time, we are party to various litigation matters, including several that relate to our patent and intellectual property rights. We cannot predict with certainty the eventual outcome of any pending litigation or potential future litigation, and we might have to incur substantial expense in defending these or future lawsuits or indemnifying third parties with respect to the results of such litigation.

If earthquakes, tornadoes, hurricanes and other catastrophic events strike, our business may be negatively affected.

        Our corporate headquarters, including a substantial portion of our research and development operations, are located in the San Francisco Peninsula, a region known for seismic activity. A significant natural disaster such as an earthquake could have a material adverse impact on our business, operating results, and financial condition. There are no backup facilities for some of our manufacturing operations located in the San Francisco Peninsula. Certain of our other facilities, such as our facility in Huntsville, Alabama and certain of our collaborative partners located elsewhere may also be subject to catastrophic events such as hurricanes and tornadoes, any of which could have a material adverse effect on our business, operating results, and financial condition.

Investors should be aware of industry-wide risks, which are applicable to us and may affect our revenues and results of operations.

        In addition to the risks associated specifically with us described above, investors should also be aware of general risks associated with drug development and the pharmaceutical and biotechnology industries. These include, but are not limited to:

  •
  changes in and compliance with government regulations;

  •
  handling and disposal of hazardous materials;

  •
  workplace health and safety requirements;

  •
  hiring and retaining qualified people; and

  •
  insuring against product liability claims.

If we do not generate sufficient cash flow through increased revenues or raising additional capital, then we may not be able to meet our substantial debt obligations.

        As of April 30, 2004, we had approximately $173.9 million in long-term convertible subordinated notes and debentures, $30.9 million in non-current capital lease obligations and $12.1 million in other long-term liabilities. Our substantial long-term indebtedness, which totaled $216.9 million as of April 30, 2004, has and will continue to impact us by:

  •
  making it more difficult to obtain additional financing; and

  •
  constraining our ability to react quickly in an unfavorable economic climate.

        Currently we are not generating positive cash flow. Delay in the approval of Exubera®, or other adverse occurrences related to our product development efforts will adversely impact our ability to meet our obligations to repay the principal amounts on our convertible subordinated notes and debentures when due. In addition, if the market price of our common stock is below the related conversion price, the holders of the related outstanding convertible subordinated notes and debentures will not likely convert such securities to equity in accordance with their existing terms. If we are unable to satisfy our debt service requirements, substantial liquidity problems could result. As of April 30, 2004 we had cash, cash equivalents and short-term investments valued at approximately $445.3 million. We expect to use a substantial portion of these assets to fund our on-going operations over the next few years. As of April 30, 2004, we had approximately $173.9 million outstanding convertible subordinated notes and debentures, all of which will mature in 2007. We may not generate sufficient cash from operations to repay our convertible subordinated notes and debentures or satisfy any other of these obligations when they become due and may have to raise additional funds from the sale of equity or debt securities or otherwise restructure our obligations in order to do so. There can be no assurance that any such financing or restructuring will be available to us on commercially acceptable terms, if at all.

If we cannot raise additional capital our financial condition may suffer.

        Our capital needs may change as a result of numerous factors, and may result in additional funding requirements. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to our stockholders.

        We have no material credit facility or other material committed sources of capital. To the extent operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies and products. Such funds may not be available on favorable terms, or at all. In particular, our substantial leverage may limit our ability to obtain additional financing. In addition, as an early stage biotechnology company, we do not qualify to issue investment grade debt and therefore any financing we do undertake will likely involve the issuance of equity, convertible debt instruments and/or high-yield debt. These sources of capital may not be available to us in the event we require additional financing. If adequate funds are not available on reasonable terms, we may be required to curtail operations significantly or obtain funds by entering into financing, supply or collaboration agreements on unattractive terms. Our inability to raise capital could negatively impact our business.

If we fail to manage our growth effectively, our business may suffer.

        Our ability to offer commercially viable products, achieve our expansion objectives, manage our growth effectively and satisfy our commitments under our collaboration agreements depends on a variety of factors, all of which must be successfully managed. Key factors include our ability to develop products internally, enter into strategic partnerships with collaborators, attract and retain skilled employees and effectively expand our internal organization to accommodate anticipated growth including integration of any potential businesses that we may acquire. If we are unable to manage some or all of these factors effectively, our business could grow too slowly or too quickly to be successfully sustained, thereby resulting in material adverse effects on our business, financial condition and results of operations.

If we acquire additional companies, products or technologies, we may not be able to effectively integrate personnel and operations and such failure may disrupt our business and results of operations.

        We have acquired companies, products and/or technologies in the past, and may continue to acquire or make investments in complementary companies, products or technologies in the future. We may not receive the anticipated benefits of these acquisitions or investments. We may face risks relating to difficult integrations of personnel, technology and operations, uncertainty whether any integration will be successful and whether earnings will be negatively affected, and potential distractions to our management with respect to these acquisitions. In addition, our earnings may suffer because of acquisition-related costs.

We expect to continue to lose money for the next few years and may not reach profitability if our products do not generate sufficient revenue.

        We have never had a profitable year and, through April 30, 2004, we have an accumulated deficit of approximately $662.4 million. We expect to continue to incur substantial and potentially increasing losses over at least the next few years as we expand our research and development efforts, testing activities and manufacturing operations, and as we further expand our late stage clinical and early commercial production facilities. Most of our potential products are in the early stages of development. Except for the approved products incorporating our Advanced PEGylation Technology, we have generated no revenues from product sales. Our revenues to date have consisted primarily of payments under short-term research and feasibility agreements and development contracts.

        To achieve and sustain profitable operations, we must, alone or with others, successfully develop, obtain regulatory approval for, manufacture, introduce, market and sell products using our drug delivery technologies. There is risk that we will not generate sufficient product or contract research revenue to become profitable or to sustain profitability.

Anti-takeover provisions in our charter documents and under Delaware law may make it more difficult to acquire us, even though such acquisitions may be beneficial to our stockholders.

        Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even though such acquisitions may be beneficial to our stockholders. These anti-takeover provisions include:

  •
  establishment of a classified board of directors such that not all members of the board may be elected at one time;

  •
  lack of a provision for cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

  •
  the ability of our board to authorize the issuance of "blank check" preferred stock to increase the number of outstanding shares and thwart a takeover attempt;

  •
  prohibition on stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders;

  •
  establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

  •
  limitations on who may call a special meeting of stockholders.

        Further, we have in place a preferred share purchase rights plan, commonly known as a "poison pill." The provisions described above, our "poison pill" and provisions of Delaware law relating to business combinations with interested stockholders may discourage, delay or prevent a third party from acquiring us. These provisions may also discourage, delay or prevent a third party from acquiring a large portion of our securities, or initiating a tender offer or proxy contest, even if our stockholders might receive a premium for their shares in the acquisition over the then current market prices.

Risks Relating to Our Common Stock

We expect our stock price to remain volatile.

        Our stock price is volatile. In the twelve-month period ending May 31, 2004, based on closing prices on the Nasdaq National Market, our stock price ranged from $6.87 to $23.24. We expect our stock price to remain volatile. A variety of factors may have a significant effect on the market price of our common stock, including:

  •
  clinical trial results or product development delays or delays in product approval or launch;

  •
  announcements by collaboration partners as to their plans or expectations related to products using our technologies;

  •
  announcement or termination of collaborative relationships by us or our competitors;

  •
  fluctuations in our operating results;

  •
  developments in patent or other proprietary rights;

  •
  announcements of technological innovations or new therapeutic products;

  •
  governmental regulation;

  •
  public concern as to the safety of drug formulations developed by us or others; and

  •
  general market conditions.

        Any litigation brought against us as a result of this volatility could result in substantial costs and a diversion of our management's attention and resources, which could negatively impact our financial condition, revenues, results of operations and the price of our common stock.

Future sales of our common stock in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

        Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity related securities. As of May 31, 2004, we had 83,650,584 shares of common stock outstanding, excluding:

  •
  14,381,411 shares of common stock reserved for issuance upon exercise of options outstanding under our stock option plans;

  •
  56,000 shares of our common stock reserved for issuance upon exercise of outstanding warrants;

  •
  4,706,388 shares of common stock reserved for issuance upon conversion of our outstanding convertible subordinated notes and debentures as well as our outstanding convertible preferred stock; and

  •
  3,824,663 additional shares reserved for future issuance under our stock option and stock purchase plans.

        We cannot predict the effect, if any, that future sales of shares of common stock, or the availability of shares of common stock for future sale, will have on the trading price of our common stock prevailing from time to time. Sales of substantial amounts of common stock or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

RATIO OF EARNINGS TO FIXED CHARGES

        Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2003 and in the three month periods ended March 31, 2003 and 2004. Earnings consist of loss from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges, adjusted for capitalized interest. Fixed charges consist of interest expensed and capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness. The extent to which earnings were insufficient to cover fixed charges is as follows:

	Year Ended December 31,					Three Months Ended March 31,
	2003	2002	2001	2000	1999	2004	2003
	(in thousands)
Deficiency of earnings available to cover fixed charges	$(46,682)	$(107,468)	$(251,238)	$(97,403)	$(38,448)	$(40,000)	$(19,949)
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A	N/A

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents that we have filed with the Securities and Exchange Commission that are included or incorporated or deemed to be incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

  •
  our business strategy, including our acquisition strategy;

  •
  proposed new products or services

  •
  the development of our products;

  •
  the establishment and development of collaborative partnerships;

  •
  our ability to identify new potential products;

  •
  our ability to achieve commercial acceptance of our products;

  •
  our ability to scale-up our manufacturing capabilities and facilities;

  •
  our projected capital expenditures;

  •
  our liquidity;

  •
  plans and objectives of management for future operations;

  •
  future economic conditions or performance; and

  •
  any assumptions underlying the foregoing.

        Any or all of our forward-looking statements in this prospectus and in the documents incorporated or deemed to be incorporated by reference in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

        We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional cautionary discussion of risks and uncertainties under "Risk Factors" above and in our Forms 10-K, as amended, 10-Q and 8-K we file with the SEC. These are factors that we believe could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling security holders of the shares of common stock offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Exchange Act of 1934, under which we file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's Regional offices located at 5670 Wilshire Boulevard, Los Angeles, California 90036 or on the Internet at www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

        We have agreed that if, at any time the shares of common stock issued upon conversion of our Convertible Subordinated Notes due June 30, 2010 are "restricted securities" within the meaning of the Securities Act and we are not subject to the information reporting requirements of the Exchange Act, we will furnish to holders of such common stock and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of such common stock.

        We are "incorporating by reference" specified documents that we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we are disclosing important information to you by referring you to those documents; and

  •
  information that we file in the future with the SEC automatically will update and supersede earlier information in or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any documents that we file in the future with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the shares of common stock offered by this prospectus (other than current reports furnished under Item 9 or Item 12 of Form 8-K):

  •
  our Annual Report on Form 10-K, as amended for the fiscal year ended December 31, 2003;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2004; and

  •
  our current reports on Form 8-K filed on January 26, 2004, February 2, 2004, March 11, 2004, March 30, 2004, April 1, 2004, April 13, 2004, May 5, 2004 and June 29, 2004 (other than such reports or portions of such reports furnished under Item 9 or Item 12 of Form 8-K).

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Nektar Therapeutics
150 Industrial Road
San Carlos, California 94070
(650) 631-3100
Attention: Secretary

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws.

        Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value, of which 3,100,000 shares have been designated Series A junior participating preferred stock and 40,000 shares have been designated Series B convertible preferred stock. As of May 31, 2004, there were 83,650,584 shares of common stock outstanding, no shares of Series A junior participating preferred stock and 19,945 shares of Series B convertible preferred stock outstanding.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock that may be issued under this prospectus will be, fully paid and non-assessable.

Preferred Stock

        Of the 10,000,000 shares of preferred stock authorized, we have designated 3,100,000 shares as Series A junior participating preferred stock and 40,000 shares as Series B convertible preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 6,860,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Series A Junior Participating Preferred Stock

        In June 2001, our board of directors approved the adoption of a share purchase rights plan and, pursuant to its authority as described above, authorized 3,100,000 shares of Series A junior participating preferred stock. A certificate of designation filed with the Secretary of State of the State of Delaware sets forth the rights, privileges and preferences of the Series A junior participating preferred stock. Terms of the plan provide for a dividend distribution of one preferred share purchase right for each outstanding share of our common stock. The rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The dividend distribution was payable on June 22, 2001 to stockholders of record on that date. Each right entitles the registered holder to purchase from us 1/100 of a share of

Series A junior participating preferred stock at a price of $225.00 per 1/100 of a share of Series A junior participating preferred stock, subject to adjustment. Each 1/100 of a share of Series A junior participating preferred stock has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a share of common stock.

        The rights are not exercisable until the "distribution date" as defined in the certificate of designation for the Series A junior participating preferred stock. The rights will expire on June 1, 2011, unless the rights are earlier redeemed or exchanged by us. Each share of Series A junior participating preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, dissolution or winding down, the holders of the Series A junior participating preferred stock would be entitled to a minimum preferential liquidation payment of $100 per share, but would be entitled to receive an aggregate payment equal to 100 times the payment made per share of common stock. Each share of Series A junior participating preferred stock will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A junior participating preferred stock will be entitled to receive 100 times the amount of consideration received per share of common stock. Because of the nature of the Series A junior participating preferred stock dividend and liquidation rights, the value of 1/100 of a share of Series A junior participating preferred stock should approximate the value of one share of common stock. The Series A junior participating preferred stock ranks junior to the Series B convertible preferred stock and would rank junior to any other series of preferred stock. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

Series B Convertible Preferred Stock

        In January 2002, our board of directors, pursuant to its authority as described above, authorized 40,000 shares of Series B convertible preferred stock. In connection with a strategic alliance with Enzon Pharmaceuticals, Inc., we entered into a preferred stock purchase agreement pursuant to which we sold to Enzon and Enzon purchased from us 40,000 shares of non-voting Series B convertible preferred stock at a purchase price of $1,000 per share for an aggregate purchase price of $40,000,000. In February and March of 2004, Enzon converted a total of 20,055 shares of Series B convertible preferred stock into common stock and as of May 31, 2004 there were 19,945 shares of Series B preferred stock outstanding. A certificate of designation filed with the Secretary of State of the State of Delaware sets forth the rights, privileges and preferences of the Series B convertible preferred stock. Pursuant to the certificate of designation, the Series B convertible preferred stock does not have voting rights. The Series B convertible preferred stock is convertible, in whole or in part, into that number of shares of our common stock equal to the quotient of $1,000 per share divided by the conversion price. The "conversion price" shall initially be equal to $22.79 per share or 125% of the closing price and at no time can the Series B convertible preferred stock convert into shares of common stock at a discount to the closing price. The "closing price" equals $18.23 per share and was based upon the average of our closing bid prices as listed on The Nasdaq National Market for the 20 trading days preceding the date of the closing of the transaction.

        The Series B convertible preferred stock is convertible at the option of the holder after the first anniversary of the original issuance of the Series B convertible preferred stock, which was January 7, 2002, or, if earlier, upon a "change in control" (as defined in the certificate of designation). Except with respect to an automatic conversion as described below, the conversion price shall be equal to 125% of the closing price until the third anniversary of the original issue date of the Series B convertible preferred stock, which will be January 7, 2005. Upon the third anniversary of the original issue date, the conversion price shall be adjusted to be equal to either (i) the closing price, in the event that the average of the closing bid prices of our common stock as quoted on The Nasdaq National Market for the 20 trading days preceding the third anniversary of the original issuance (the "Future Price") is less than or equal to the closing price; (ii) the Future Price (as defined above) if the Future Price is greater than the closing price but less than 125% of the closing price; or (iii) 125% of the closing price if the Future Price is equal to or greater than 125% of the closing price.

        To the extent not previously converted, the Series B convertible preferred stock will automatically convert into shares of our common stock, based on the then effective conversion price, upon the earliest of (i) the fourth anniversary of the original issue date; (ii) immediately prior to an "asset transfer" or "acquisition" (as defined in the certificate of designation); or (iii) with the consent of the holders of a majority of the then outstanding Series B convertible preferred stock immediately prior to our liquidation, dissolution or winding up. In the event of an automatic conversion pursuant to an asset transfer, acquisition or liquidation, the adjustment mechanism described above will be applied immediately prior to the automatic conversion.

        In the event of our liquidation, dissolution or winding down, either voluntary or involuntary, following the payment of any distributions due the holders of any class of capital stock or series of preferred stock that ranks senior to the Series B convertible preferred stock, the holders of the Series B convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of our assets or surplus funds to the holders of our common stock or any class of capital stock or series of preferred stock that does not rank senior to or on parity with the Series B convertible preferred stock, an amount per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to the Series B convertible preferred stock) equal to up to $1,000.

Registration Rights

        As of the date hereof, AFAC Equity L.P. has the right to include 72,419 shares of our common stock purchased pursuant to purchase agreements in certain public offerings of our common stock for our account or the account of other security holders, for registration in certain registration statements filed by us with the SEC. AFAC Equity, L.P. has included 72,419 shares of our common stock for registration in the registration statement filed with the SEC of which this prospectus is a part. We are required to pay all expenses in connection with such registration. Enzon has the right to require us to register shares of our common stock issued upon conversion of the Series B convertible preferred stock issued pursuant to the purchase agreement relating to its equity investment. We are required to pay all expenses in connection with such registration. Pfizer has the right to include shares of our common stock purchased pursuant to the purchase agreement relating to its equity investment in the first firmly underwritten public offering of our common stock effected after January 18, 2000. We are required to pay all expenses in connection with such registration, excluding the fees of counsel for Pfizer. Baxter has the right to include shares of our common stock purchased pursuant to the purchase agreement relating to its equity investment in any firmly underwritten public offering of our common stock effected prior to March 1, 2004. We are required to pay all expenses in connection with such registration, excluding fees of counsel for Baxter.

        On June 30, 2003, we entered into a registration rights agreement with the initial purchasers of our Convertible Subordinated Notes due June 30, 2010. In the registration rights agreement, we agreed that we would, at our expense, file with the SEC not later than the date 90 days after the earliest date of original issuance of any of the notes, subject to certain conditions set forth below, a shelf registration statement on such form as we deem appropriate covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We have agreed to use our best efforts to keep the registration statement effective until such date that is two years after the last date of original issuance of any of the notes (or such earlier date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise).

        In the registration rights agreement, we agreed that we would provide to each registered holder copies of this prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers (and, as required by the registration rights agreement, the holder will be deemed to have agreed to deliver a prospectus to purchasers to the extent required by law and provided that we have furnished the holder with the prospectus), be subject to the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including the prospectus delivery obligation referred to above and certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

        Each holder of the common stock issued upon conversion of the notes must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days.

        We may suspend the use of the prospectus by holders of the common stock issued upon conversion of the notes for a reasonable period not to exceed 45 days (60 days under certain circumstances relating to a proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction) in any 90-day period, and not to exceed an aggregate of 90 days in any 360 day period, if we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Each holder, by its acceptance of a note, agreed to hold any communication by us in response to a notice of a proposed sale in confidence.

        Under the terms of the registration rights agreement, if

  •
  the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or useable; or

  •
  on the 45th, 60th or 90th day, as the case may be, of any period that the prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated (each, a "registration default"), additional interest as liquidated damages would have accrued on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Holders who received shares of common stock issued upon conversion of such notes are entitled to receive equivalent amounts based on the principal amount of the notes converted. Such liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first June 30 or December 30 following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

  •
  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  an additional 0.5% of the principal amount from and after the 91st day following such registration default.

        In no event will liquidated damages accrue at a rate per year exceeding 0.5%.

        In the registration rights agreement, we agreed to pay liquidated damages if a shelf registration statement is not timely filed with the SEC. We filed the shelf registration statement of which this prospectus is a part prior to the date specified in the registration rights agreement and, accordingly, no liquidated damages were or will be payable as a result of any failure to make that filing on a timely basis.

        This summary of certain provisions of this registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of this registration rights agreement.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents.

Rights Plan

        We are subject to certain anti-takeover provisions under our share purchase rights plan. The rights issued and issuable pursuant to our share purchase rights plan trade with our common stock and are not currently exercisable. Under certain circumstances, the rights initially become exercisable for 1/100 share of our Series A junior participating preferred stock. The plan also provides that:

  •
  if a third party acquires more than 20% of our common stock, the rights holders, other than the third party, would have the right to purchase a certain number of shares of our common stock at a discount;

  •
  if we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, the rights holders would have the right to acquire a certain number of shares of the common stock of the acquiring company at a discount; or

  •
  our board of directors may, under certain circumstances, exchange each right, other than those held by such third party, for one share of our common stock.

        The provisions described above may discourage, delay or prevent a third party from acquiring us. These provisions may also discourage, delay or prevent a third party from acquiring a large portion of our securities, or initiating a tender offer or proxy contest, even if our stockholders might receive a premium for their shares in the acquisition over then current market prices.

Certificate of Incorporation

        Our certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors.

        Our certificate of incorporation also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing and that the stockholders may amend our bylaws or adopt new bylaws, only by the affirmative vote of 66 2/3% of the outstanding voting securities. A special meeting of the stockholders may be called by our Chairman, our Chief Executive Officer, a resolution adopted by a majority of the total number of authorized directors or stockholders owning 10% or more of the outstanding voting capital stock. These provisions may have the effect of delaying, deferring or preventing a change in control.

        The classification of our board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

        These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, such provisions also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

  •
  prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        In general, Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Certain Transactions

        Our bylaws provide that we will indemnify our directors and officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

        In addition, our certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief that will remain available under Delaware law. In addition, each director will continue to be subject to liability for (i) breach of the directors duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violating Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Transfer Agent and Registrar

        Mellon Investor Services LLC is the transfer agent and registrar for our common stock. Mellon Investor Services' address is 235 Montgomery Street, 23rd Floor, San Francisco, CA 94104 and telephone number is (415) 743-1422.

SELLING SECURITY HOLDERS

        We originally issued and sold our Convertible Subordinated Notes due June 30, 2010 to the initial purchasers in transactions exempt from the registration requirements of the Securities Act, and the initial purchasers immediately resold the notes to persons they reasonably believed to be "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act. The shares issued upon conversion of the notes were issued pursuant to an exemption from the registration requirements of the Securities Act. We originally issued and sold the shares of common stock held by AFAC Equity, L.P. in a transaction exempt from the registration requirements of the Securities Act. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the common stock issued upon conversion of the notes and the 72,419 shares of common stock originally purchased by AFAC Equity, L.P.

        The following table sets forth information, as of June 29, 2004, with respect to the selling holders and the numbers of shares of common stock beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders, and we have not independently verified this information. The selling holders may offer all, some or none of the common stock covered by this prospectus. Because the selling holders may offer all or some portion of the common stock, no estimate can be given as to the amount of the common stock that will be held by the selling holders upon termination of any sales; the table below assumes that all selling holders will sell all of their common stock, unless otherwise indicated. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their common stock

Name	Common Stock Beneficially Owned(1)(2)		Common Stock Offered(1)(2)		Common Stock Owned After Completion of Offering
AFAC Equity, L.P.	72,419	(3)	72,419	(3)	0
AIG DKR SoundShore Oasis Holding Fund Ltd.	132,158		132,158		0
AIG DKR SoundShore Opportunity Holding Fund Ltd.	101,762		101,762		0
AIG DKR SoundShore Strategic Holding Fund Ltd.	184,581		184,581		0
Alexandra Global Master Fund Ltd.	264,317		264,317		0
Aristeia International Limited	321,145		321,145		0
Aristeia Trading LLC(4)	75,330		75,330		0
Brencourt Merger Arbitrage Master Fund Ltd.	176,211		176,211		0
CNH CA Master Account, L.P.	132,158		132,158		0
Context Convertible Arbitrage Offshore, LTD	200,881		200,881		0
Context Convertible Arbitrage Fund, L.P.(4)	107,488		107,488		0
Credit Suisse First Boston Europe Limited(5)	2,775,329		2,775,329		0
CRT Capital Group LLC(4)	176,211		176,211		0
DBAG—London(4)	264,317		264,317		0
Deutsche Bank Securities Inc.(4)	44,052		44,052		0
DKR Saturn Event Driven Holding Fund Ltd.	823,964	(6)	803,964		20,000
DKR Saturn Special Situations Holding Fund Ltd.	803,964		803,964		0
Equitec Group, LLC(5)	44,052		44,052		0
Friedman, Billings, Ramsey & Co., Inc.(4)	26,431		26,431		0
GLG Global Convertible Fund	220,264		220,264		0
GLG Global Convertible UCITS Fund	44,052		44,052		0
GLG Market Neutral Fund	528,634		528,634		0
Grace Convertible Arbitrage Fund, Ltd.(5)	264,317		264,317		0
Hourglass Master Fund, Ltd.	237,885		237,885		0
James D. Balakian	44,052		44,052		0
JP Morgan Securities Inc.(4)	272,409	(7)	264,317		8,092
The Northwestern Mutual Life Insurance Company—General Account(5)	176,211		176,211		0
The Northwestern Mutual Life Insurance Company—Group Annuity Separate Account(5)	22,026		22,026		0
Ramius Master Fund, Ltd.(5)	220,264		220,264		0
RCG Latitude Master Fund, Ltd.(5)	220,264		220,264		0
Salomon Brothers Asset Management, Inc.(5)	1,627,488		1,627,488		0
Salomon Brothers Asset Management, Inc.(5)	1,233,480		1,233,480		0
Tewksbury Investment Fund Ltd.	44,052		44,052		0
Tribeca Investments Ltd.	528,634		528,634		0
UBS O'Connor LLC, F/B/O O'Connor Global Convertible Arbitrage Master Ltd	440,528		440,528		0
UBS O'Connor LLC, F/B/O O'Connor Global Convertible Portfolio	22,026		22,026		0
ZCM Asset Holding Co., Inc.	26,431		26,431		0

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their common stock.

(2)
Unless otherwise noted, represents shares of common stock issued upon conversion of our Convertible Subordinated Notes due June 30, 2010.

(3)
Represents 72,419 shares of common stock acquired by AFAC Equity, L.P. in a transaction exempt from the registration requirements of the Securities Act.

(4)
These selling security holders are also registered broker-dealers and therefore may be "underwriters" within the meaning of the Securities Act.

(5)
These selling security holders are affiliates of registered broker-dealers and have advised us that they purchased our Convertible Subordinated Notes due June 30, 2010 in the ordinary course of business and, at the time of the purchase of the notes, had no agreements or understandings directly or indirectly with any person to distribute the notes or the shares of common stock issuable upon conversion thereof.

(6)
Includes 20,000 shares of common stock held separate from conversion of our Convertible Subordinated Notes due June 30, 2010.

(7)
Includes 8,092 shares of common stock held separate from conversion of our Convertible Subordinated Notes due June 30, 2010.

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co., Inc. and SG Cowen Securities Corporation were the initial purchasers of our Convertible Subordinated Notes due June 30, 2010. With the exception of Friedman, Billings, Ramsey & Co., Inc., none of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling holders of common stock issued upon conversion of the notes purchased the notes in transactions exempt from the registration requirements of the Securities Act on or after June 30, 2003. All of the notes and common stock issuable upon conversion of the notes were "restricted securities" under the Securities Act prior to this registration. AFAC Equity, L.P. purchased the shares of common stock in transactions exempt from the registration requirements of the Securities Act in 2002. All of the shares of common stock held by AFAC Equity, L.P. covered by this prospectus were "restricted securities" under the Securities Act prior to this registration.

        Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus and/or amendments to the registration statement of which this prospectus is a part, if and when necessary.

PLAN OF DISTRIBUTION

        The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock covered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The common stock covered by this prospectus may be sold:

  •
  in one or more transactions at fixed prices;

  •
  at prevailing market prices at the time of sale;

  •
  at prices related to the prevailing market prices;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

        These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sale of the common stock covered by this prospectus, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume; however, the selling holders may not use the common stock covered by this prospectus to satisfy a short sale obligation entered into prior to the effectiveness of the registration statement of which this prospectus is a part. Subject to the limitation described above, the selling holders may also sell the common stock covered by this prospectus short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell these securities. The selling holders also may transfer, donate and pledge shares of common stock covered by this prospectus, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling holders for purposes of this prospectus.

        The aggregate proceeds to the selling holders from the sale of common stock offered by them will be the purchase price of common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their broker-dealers or agents from time to time, to reject, in whole or in part, any proposed purchase common stock to be made directly or through broker-dealers or agents. We will not receive any of the proceeds from the offering of common stock covered by this prospectus.

        Our common stock is listed for trading on the Nasdaq National Market.

        In order to comply with the securities laws of some states, if applicable, the common stock covered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock covered by this prospectus may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock covered by this prospectus may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the common stock may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders could be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

        The selling securityholders and any other persons participating in the distribution of the common stock covered by this prospectus will be subject to the Securities Exchange Act. The Securities Exchange Act rules include, without limitation, Regulation M, which may limit the timing of or prohibit the purchase and sale of common stock covered by this prospectus by the selling securityholders and any such other person. In addition, under Regulation M, any selling securityholder or other person engaged in the "distribution", within the meaning of Regulation M, of the common stock covered by this prospectus may not engage in market-making activities with respect to the common stock for certain periods prior to the commencement of that distribution, unless, in the case of persons other than selling securityholders, an applicable exemption is available under Regulation M. The foregoing may affect the marketability of the common stock covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to those securities.

        In that regard, the selling securityholders are required to acknowledge that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with the offering made by this prospectus. Each selling securityholder is required to agree that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

        The selling holders may not sell any, or may sell less than all, of the common stock offered by them pursuant to this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may transfer, devise or gift these securities by other means not described in this prospectus.

        To the extent required, the specific common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into registration rights agreements for the benefit of holders of the common stock covered by this prospectus under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act.

        We will pay substantially all costs and expenses associated with the registration of the common stock covered by this prospectus. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders will pay all underwriting discounts, commissions, transfer taxes and certain other expenses associated with any sale of the common stock by them.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed upon for us by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, certain partners and associates of Cooley Godward LLP own an aggregate of 2,000 shares of our common stock.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements included in our Annual Report, as amended (Form 10-K/A), for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of common stock being registered. All amounts are estimated, except the SEC Registration Fee:

SEC Registration Fee	$8,981
Accounting Fees	$10,000
Legal Fees and Expenses	$50,000
Printing and Engraving	$10,000
Nasdaq National Market filing fee	$22,500
Miscellaneous	$4,000

Total	$105,481

Item 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        Our certificate of incorporation, as amended, provides for the elimination of liability for monetary damages for breach of our directors' fiduciary duty of care to us and our stockholders. These provisions do not eliminate our directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit and for violating Section 174 of the Delaware General Corporation Law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

        We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of us and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        We entered into registration rights agreements for the benefit of the selling securityholders to register the shares of common stock held by the selling securityholders under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and the selling securityholders and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the shares of common stock, including liabilities under the Securities Act.

Item 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits.

Exhibit Number		Description of Document
3.1	(1)	Certificate of Incorporation of Inhale Therapeutic Systems (Delaware), Inc.
3.2	(1)	Bylaws of Nektar Therapeutics.
3.3	(8)	Certificate of Amendment of the Amended Certificate of Incorporation of Nektar Therapeutics.
3.4	(11)	Certificate of Designation of Series A Junior Participating Preferred Stock of Nektar Therapeutics.
3.5	(12)	Certificate of Designation of Series B Convertible Preferred Stock of Nektar Therapeutics.
3.6	(14)	Certificate of Ownership and Merger of Nektar Therapeutics.
4.1		Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6.
4.2	(2)	Restated Investor Rights Agreement, dated April 29, 1993, as amended October 29, 1993, by and among Nektar Therapeutics and certain other persons named therein.
4.3	(3)	Stock Purchase Agreement, dated January 18, 1995, by and between Nektar Therapeutics and Pfizer Inc.
4.4	(4)	Form of Purchase Agreement, dated January 28, 1997, by and among Nektar Therapeutics and the individual Purchasers.
4.5	(5)	Stock Purchase Agreement, dated December 8, 1998, by and between Nektar Therapeutics and Capital Research and Management Company.
4.6	(6)	Purchase Agreement, dated October 6, 1999, by and among Nektar Therapeutics, Lehman Brothers Inc., Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc.
4.7	(6)	Resale Registration Rights Agreement, dated October 13, 1999, by and among Nektar Therapeutics, Lehman Brothers Inc., Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc.
4.8	(6)	Indenture, dated October 13, 1999, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.
4.9	(6)	Form of Registration Rights Agreement by and between Nektar Therapeutics and Alliance Pharmaceutical Corp.
4.10	(7)	Purchase Agreement, dated February 2, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.11	(7)	Resale Registration Rights Agreement, dated February 8, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.12	(7)	Indenture, dated February 8, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.
4.13	(14)	Specimen Common Stock certificate.
4.14	(9)	Specimen warrants to purchase shares of Common Stock.
4.15	(10)	Purchase Agreement, dated October 11, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.16	(10)	Resale Registration Rights Agreement, dated October 17, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities, Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.17	(10)	Indenture, dated October 17, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.

4.18	(11)	Rights Agreement, dated as of June 1, 2001, by and between Nektar Therapeutics and Mellon Investor Services LLC., as Rights Agent.
4.19	(11)	Form of Right Certificate.
4.20	(12)	Preferred Stock Purchase Agreement, dated January 7, 2002, by and between Nektar Therapeutics and Enzon Pharmaceuticals, Inc.
4.21	(13)	Common Stock Purchase Agreement, dated June 7, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.22	(13)	Common Stock Purchase Agreement, dated July 9, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.23	(15)	Common Stock Purchase Agreement, dated December 6, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.24	(16)	Purchase Agreement, dated June 25, 2003, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co. Inc. and SG Cowen Securities Corporation.
4.25	(16)	Resale Registration Rights Agreement, dated June 30, 2003, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co., Inc. and SG Cowen Securities Corporation.
4.26	(16)	Indenture, dated June 30, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
4.27	(17)	Indenture, dated October 9, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
4.28	(19)	Resale Registration Rights Agreement, dated October 9, 2003, by and among Nektar Therapeutics and the entities named therein.
4.29	(17)	Form of Convertible Subordinated Note due 2010.
4.30	(18)	First Supplemental Indenture, dated October 17, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
5.1	(20)	Opinion of Cooley Godward LLP.
10.1	(21)	Redemption Agreement, dated June 23, 2004 by and between Nektar Therapeutics, SciMed Prop III, Inc., 201 Industrial Partnership and Inhale 201 Industrial Road, L.P.
12.1	(22)	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	(22)	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	(20)	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	(23)	Power of Attorney.
25.1	(20)	Form T-1. Statement of Eligibility under the Trust Indenture Act of J.P. Morgan Trust Company, National Association.

(1)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(2)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-1 (No. 33-75942), as amended.

(3)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-1 (No. 33-89502), as amended.

(4)
Incorporated by reference to Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-20787).

(5)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-68897), as amended.

(6)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-94161), as amended.

(7)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Annual Report on Form 10-K for the year ended December 31, 1999.

(8)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(9)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

(10)
Incorporated by reference to Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-53678), filed on January 12, 2001.

(11)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed on June 4, 2001.

(12)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed on January 8, 2002.

(13)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(14)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on January 23, 2003.

(15)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Annual Report on Form 10-K, as amended, for the year ended December 31, 2002.

(16)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed July 2, 2003.

(17)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on October 10, 2003.

(18)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on October 20, 2003.

(19)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on November 3, 2003.

(20)
Previously filed.

(21)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on June 29, 2004.

(22)
Filed herewith.

(23)
Filed previously.

Item 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

          (2)   That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Carlos, State of California, on June 29, 2004.

NEKTAR THERAPEUTICS (Registrant)
By:	/s/ AJAY BANSAL Ajay Bansal Vice President, Finance and Administration and Chief Financial Officer (Principal Accounting and Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ajit S. Gill	President, Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2004
* Robert B. Chess	Executive Chairman of the Board of Directors	June 29, 2004
/s/ AJAY BANSAL Ajay Bansal	Vice President, Finance and Administration and Chief Financial Officer (Principal Accounting and Financial Officer)	June 29, 2004
* John S. Patton, Ph.D.	Founder, Chief Scientific Officer and Director	June 29, 2004
* Michael A. Brown	Director	June 29, 2004
* Christopher A. Kuebler	Director	June 29, 2004
* Irwin Lerner	Director	June 29, 2004
* Melvin Perelman, Ph.D.	Director	June 29, 2004
* Susan Wang	Director	June 29, 2004
* Roy A. Whitfield	Director	June 29, 2004
*By:	/s/ AJAY BANSAL Ajay Bansal Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description of Document
3.1	(1)	Certificate of Incorporation of Inhale Therapeutic Systems (Delaware), Inc.
3.2	(1)	Bylaws of Nektar Therapeutics.
3.3	(8)	Certificate of Amendment of the Amended Certificate of Incorporation of Nektar Therapeutics.
3.4	(11)	Certificate of Designation of Series A Junior Participating Preferred Stock of Nektar Therapeutics.
3.5	(12)	Certificate of Designation of Series B Convertible Preferred Stock of Nektar Therapeutics.
3.6	(14)	Certificate of Ownership and Merger of Nektar Therapeutics.
4.1		Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6.
4.2	(2)	Restated Investor Rights Agreement, dated April 29, 1993, as amended October 29, 1993, by and among Nektar Therapeutics and certain other persons named therein.
4.3	(3)	Stock Purchase Agreement, dated January 18, 1995, by and between Nektar Therapeutics and Pfizer Inc.
4.4	(4)	Form of Purchase Agreement, dated January 28, 1997, by and among Nektar Therapeutics and the individual Purchasers.
4.5	(5)	Stock Purchase Agreement, dated December 8, 1998, by and between Nektar Therapeutics and Capital Research and Management Company.
4.6	(6)	Purchase Agreement, dated October 6, 1999, by and among Nektar Therapeutics, Lehman Brothers Inc., Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc.
4.7	(6)	Resale Registration Rights Agreement, dated October 13, 1999, by and among Nektar Therapeutics, Lehman Brothers Inc., Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc.
4.8	(6)	Indenture, dated October 13, 1999, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.
4.9	(6)	Form of Registration Rights Agreement by and between Nektar Therapeutics and Alliance Pharmaceutical Corp.
4.10	(7)	Purchase Agreement, dated February 2, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.11	(7)	Resale Registration Rights Agreement, dated February 8, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.12	(7)	Indenture, dated February 8, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.
4.13	(14)	Specimen Common Stock certificate.
4.14	(9)	Specimen warrants to purchase shares of Common Stock.
4.15	(10)	Purchase Agreement, dated October 11, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.16	(10)	Resale Registration Rights Agreement, dated October 17, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities, Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.17	(10)	Indenture, dated October 17, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.
4.18	(11)	Rights Agreement, dated as of June 1, 2001, by and between Nektar Therapeutics and Mellon Investor Services LLC., as Rights Agent.
4.19	(11)	Form of Right Certificate.
4.20	(12)	Preferred Stock Purchase Agreement, dated January 7, 2002, by and between Nektar Therapeutics and Enzon Pharmaceuticals, Inc.

4.21	(13)	Common Stock Purchase Agreement, dated June 7, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.22	(13)	Common Stock Purchase Agreement, dated July 9, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.23	(15)	Common Stock Purchase Agreement, dated December 6, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.24	(16)	Purchase Agreement, dated June 25, 2003, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co. Inc. and SG Cowen Securities Corporation.
4.25	(16)	Resale Registration Rights Agreement, dated June 30, 2003, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co., Inc. and SG Cowen Securities Corporation.
4.26	(16)	Indenture, dated June 30, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
4.27	(17)	Indenture, dated October 9, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
4.28	(19)	Resale Registration Rights Agreement, dated October 9, 2003, by and among Nektar Therapeutics and the entities named therein.
4.29	(17)	Form of Convertible Subordinated Note due 2010.
4.30	(18)	First Supplemental Indenture, dated October 17, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
5.1	(20)	Opinion of Cooley Godward LLP.
10.1	(21)	Redemption Agreement, dated June 23, 2004 by and between Nektar Therapeutics, SciMed Prop III, Inc., 201 Industrial Partnership and Inhale 201 Industrial Road, L.P.
12.1	(22)	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	(22)	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	(20)	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	(23)	Power of Attorney.
25.1	(20)	Form T-1. Statement of Eligibility under the Trust Indenture Act of J.P. Morgan Trust Company, National Association.

(1)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(2)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-1 (No. 33-75942), as amended.

(3)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-1 (No. 33-89502), as amended.

(4)
Incorporated by reference to Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-20787).

(5)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-68897), as amended.

(6)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-94161), as amended.

(7)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Annual Report on Form 10-K for the year ended December 31, 1999.

(8)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(9)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

(10)
Incorporated by reference to Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-53678), filed on January 12, 2001.

(11)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed on June 4, 2001.

(12)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed on January 8, 2002.

(13)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(14)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on January 23, 2003.

(15)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Annual Report on Form 10-K, as amended, for the year ended December 31, 2002.

(16)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed July 2, 2003.

(17)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on October 10, 2003.

(18)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on October 20, 2003.

(19)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on November 3, 2003.

(20)
Filed previously.

(21)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on June 29, 2004.

(22)
Filed herewith.

(23)
Filed previously.

QuickLinks

TABLE OF CONTENTS
SUMMARY
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
WHERE YOU CAN FIND MORE INFORMATION
DESCRIPTION OF CAPITAL STOCK
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  Item 17. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX